FIRST AMENDMENT
TO THE
INVESTOR RIGHTS AGREEMENT

This First Amendment to the Investor Rights Agreement (this “Amendment”), dated as of February 2, 2023, is entered into by and among Alight, Inc., a Delaware corporation (the “Company”), and the other parties hereto, with respect to the Investor Rights Agreement, dated as of July 2, 2021, by and among the Company and the other parties thereto (the “Agreement”). Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Agreement.

WHEREAS, pursuant to Section 5.3 of the Agreement, the Agreement may only be amended by the prior written consent of the Investors holding a majority of the Voting Securities then held by all Investors in the aggregate (the “Majority Holders”);

WHEREAS, pursuant to Section 5.3 of the Agreement, any modification or amendment to Section 2.1 and Section 2.2 of the Agreement requires the approval of the Blackstone Designator and the Sponsor Designator (together with the Majority Holders, the “Requisite Holders”);

WHEREAS, the Board desires to increase the Board size to ten (10) directors, with (i) one (1) director to be an additional jointly designated director (who shall be independent) by the Blackstone Designator and the Sponsor Designator, such that the Blackstone Designator and the Sponsor Designated have the right to jointly designate two (2) directors to the Board as opposed to one (1) director in accordance with the terms of the Agreement and (ii) one (1) director to be nominated by the Board following consultation with the Blackstone Designator and the Sponsor Designator (the “Board Nominated Director”);

WHEREAS, the Requisite Holders desire to consent to the expansion of the Board pursuant to Section 5.3 of the Agreement;

NOW, THEREFORE, the Requisite Holders and the Company hereby consent to, and agree that the Agreement is hereby amended, as follows:

1. Expansion of the Board. In accordance with Section 5.3 of the Agreement, the Requisite Holders hereby consent to the expansion of the Board to ten (10) Directors, which two additional seats are to be filled by a second Jointly Designated Director and the Board Nominated Director, in accordance with this Amendment.

2. Amendment of Section 2.2 of the Agreement and the term Jointly Designated Director.

It is the intention of the Company and the Requisite Holders that the Blackstone Designator and Cannae (or, if Cannae is no longer a party to the Agreement, the Sponsor Designator), have the right to (i) designate two (2) Directors jointly, as opposed to one (1) Director, in accordance with Section 2.2(a) of the Agreement, and (ii) consult with the Board prior to the Board appointing the Board Nominated Director.

Therefore, the Agreement is hereby amended such that:

(1) the term “Jointly Designated Director” and the definition thereof, as set forth and defined in Section 2.2 of the Agreement, are hereby deleted and replaced with the term “Jointly Designated Directors”;

(2) clause (i) of the first sentence of Section 2.2(a) is hereby deleted and replaced in its entirety with the following (setting forth the definition of the term Jointly Designated Directors and setting forth the Blackstone Designator’s consultation right with respect to the Board Nominated Director):

“(i) jointly with Cannae (or, if Cannae is no longer a party hereto, the Sponsor Designator), designate two (2) Directors, to be jointly designated as mutually agreed by the Blackstone Designator and Sponsor Designator, who shall be independent as required by the Securities and Exchange Commission and applicable listing exchange rules and regulations (such jointly designated directors, the “Jointly Designated Directors”) (subject to Section 2.2(c)) and consult with the Board prior to the Board appointing the tenth (10) director to the Board and”; and

(3) the first sentence of Section 2.2(b) of the Agreement is hereby deleted and replaced in its entirety with the following (setting forth the Sponsor Designator’s consultation right with respect to the Board Nominated Director)

“(i) jointly with the Blackstone Designator, designate the Jointly Designated Directors (subject to Section 2.2(c)) and consult with the Board prior to the Board appointing the tenth (10) director to the Board and”

In addition, the Agreement shall be amended such that all instances of the term Jointly Designated Director in the Agreement are hereby replaced with the term Jointly Designated Directors as defined in this Amendment and all singular derivations thereof in the Agreement are hereby replaced with the plural (including instances of the word nominee or director when referring to the Jointly Designated Directors).

3. Consultation. The Company hereby agrees that it shall, and shall take all actions to, to the fullest extent permitted by applicable Law, reasonably consult with the Blackstone Designator and the Sponsor Designator in connection with the selection, appointment and nomination of the director to fill the tenth (10th) seat on the Board prior to the selection of candidates to fill such seat or any presentation to the Board for approval of the appointment of such tenth (10th) director.

4. No Other Changes. This Amendment supersedes any prior or contemporaneous oral or written discussions as to the subject matter hereof. Except as expressly amended by this Amendment, the terms of the Agreement remain in full force and effect.

5. Continued Effectiveness. Except as expressly modified by this Amendment, the provisions of the Agreement are hereby ratified and confirmed and shall continue in full force and effect.

6. Governing Law. This Amendment shall be construed in accordance with and governed by the internal laws of the State of Delaware, and all rights and remedies shall be governed by such laws without regard to principles of conflict of laws.

7. Counterparts. This Amendment may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

[Signatures on following page]

IN WITNESS WHEREOF, the undersigned have executed this Amendment to be effective as of the date first set forth above.

COMPANY:

ALIGHT, INC.

By:	/s/ Stephan Scholl
Name: Stephan Scholl Title: Chief Executive Officer

BLACKSTONE INVESTORS (as the Blackstone Designator):

BX TEMPO ML HOLDCO 1 L.P.

By:	BX Tempo ML Holdco 1 L.L.C., its general partner

By:	/s/ Christopher Striano
Name: Christopher Striano Title: President

BX TEMPO ML HOLDCO 2 L.P.

By:	BX Tempo ML Holdco 2 L.L.C., its general partner

By:	/s/ Christopher Striano
Name: Christopher Striano Title: President

SPONSOR INVESTORS (as the Sponsor Designator):

CANNAE HOLDINGS LLC

By:	/s/ Bryan D. Coy
Name: Bryan D. Coy Title: Chief Financial Officer